Exhibit 4.18

PERSONAL

Carl Symon

22 November 2007

Dear Carl,

I am writing to confirm that the Board has agreed to extend your appointment, including your chairmanship of the Equality of Access Board, for three years from 14 January 2008. Your appointment will continue in all other respects on the terms set out in your letter of appointment dated 16 December 2003 including, in particular, that either you or the Board may give the other at least three months' written notice to terminate the appointment at any time.

Please sign the attached copy of this letter to confine your acceptance of this extension on the above terms and return the copy to me.

Yours sincerely

/s/ Larry Stone
L W STONE

To:	Larry Stone
Company Secretary

I accept this extension of my appointment on the above terms.

/s/ Carl Symon		27 Nov 2007
Carl Symon		Date

Larry Stone
Company Secretary
BT Group

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